Exhibit 99.1 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601‑7702 (312) 274-2000

CONTACT:

Jill Nagel
Senior Communications Manager
jnagel@spplus.com, 312-274-2102

FOR IMMEDIATE RELEASE

SP Plus Corporation Announces Date for 2018 Annual Meeting

CHICAGO, Illinois - March 8, 2018 - SP Plus Corporation (SP+), (Nasdaq: SP), a leader in parking management, ground transportation and ancillary services, today announced that its 2018 annual meeting of stockholders will be held on May 8, 2018, at 4:00 p.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois. It also has set the close of business on March 30, 2018, as the record date for the annual stockholders meeting.

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 37 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

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